                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS FY2003 OPERATING RESULTS
                       AND ANNOUNCES CASH DIVIDEND POLICY

     COMPANY TO BEGIN PAYING CASH DIVIDENDS AT $0.30 ANNUALIZED RATE, A 4%
                         YIELD AT CURRENT SHARE PRICES

DURANGO, Colorado (May 8, 2003)--Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: "RMCF"), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for FY2003. The Company also announced that it will begin paying cash dividends on common stock, for the first time in its history, at an initial annualized rate of $0.30 per share, a 4% yield at current share prices.

For the fiscal year ended February 28, 2003, non-retail revenues increased 1.3 percent to $18.1 million, compared with $17.8 million in the corresponding period of the previous fiscal year. Retail revenues decreased 12.8 percent to $1.4 million (vs. $1.6 million) due to a planned reduction in the number of Company-owned stores in operation. Comparable-store sales at franchised stores decreased approximately 3.5% and same-store pounds purchased by franchised stores decreased 10.6% in FY 2003, when compared with the previous fiscal year. The Company believes the decrease in same store pounds purchased by franchised stores is due to a continued product mix shift from factory-made products to store-made products.

Net income declined to $852,000, or $0.34 per basic share ($0.32 diluted), in FY2003, compared with $1,995,000, or $0.81 per basic share ($0.76 diluted), in the fiscal year ended February 28, 2002. Excluding the ($1,666,000) provision discussed below, the Company would have reported net income of $1,889,000 (1), or $0.76 per basic (1) and $0.70 per diluted share (1), for the fiscal year ended February 28, 2003.

(Note: Footnote 1 below provides a discussion of how and why the Company has provided amounts for net income and earnings per share that have been adjusted for the provision discussed below. Further in this release are tables that reconcile these non-GAAP measurements to GAAP financial information.)

A ($1,666,000) non-cash, non-recurring charge in the third quarter of FY2003 resulted from the insolvency of a single franchisee that purchased 18 Rocky Mountain Chocolate Factory stores from the Company in FY2001 and FY2002 as the Company was exiting its Company-owned store program. Additionally, the Company financed the franchisee's opening of two new stores. Management believes that the overall weak economy and retail environment which resulted in the worst holiday selling season in the Company's history was primarily responsible for the franchisee's insolvency. In December 2002, the Company foreclosed on four of the stores previously operated by the franchisee and plans to operate one such retail outlet as a Company-owned store and sell three stores to other franchisees. Of the remaining 16 stores, one has been sold to another franchisee, 14 have been closed (with certain fixtures and equipment reclaimed by the Company for use in new or existing stores), and one continues to be operated by the franchisee. The non-cash charge did not result in violation of any of the Company's bank debt covenants.

For the three months ended February 28, 2003, revenues decreased slightly to $4.8 million, compared with $4.9 million in the fourth quarter of the previous fiscal year. Comparable-store sales at franchised retail outlets decreased approximately 7% and same-store pounds purchased by franchised stores decreased 10.8% when compared with the fourth quarter of FY2002, due to continued softness in customer traffic in shopping malls and some of the other retail venues where Rocky Mountain Chocolate Factory stores are located.

The Company reported net income of $250,000, or $0.10 per basic and $0.09 per diluted share, in the most recent quarter. These results compared with net income of $424,000, or $0.17 per basic and $0.16 per diluted share, in the year-earlier period.

"Exclusive of the non-recurring writedown related to the insolvency of a single franchisee, the Company would have earned approximately $0.70 per diluted share in Fiscal 2003, compared with $0.76 per diluted share in the previous fiscal year," stated Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc. "In light of the sharp deterioration in shopping mall traffic and consumer spending during the second half of Fiscal 2003, we consider these results acceptable, although below management's earlier expectations. EBITDA (1) totaled $3,978,000 for the year, versus $4,275,000 in Fiscal 2002, and we ended the year with $1.3 million of cash in the bank, a current ratio of 2.7-to-1.0 and a debt-to-equity ratio of 43%."

(Note: Footnote 1 below provides a discussion of how and why the Company uses EBITDA, a non-GAAP measure of earnings before interest, taxes, depreciation, amortization and provision for loss on accounts and notes receivable and related foreclosure costs related to the insolvency of a single franchisee, in this release. Further in this release are tables that reconcile this non-GAAP measurement to GAAP financial information.)

"As we noted in an earlier press release, it is not a policy of Rocky Mountain Chocolate Factory, Inc. to finance store purchases or store capital costs for franchisees, although we made an exception in the transfer of certain stores to franchisees when we chose to sell most of our Company-owned stores and focus primarily on franchise operations," continued Merryman. "At the end of Fiscal 2003, notes receivable totaled less than $1.1 million, with less than $300,000 due from any single franchisee, and we consider the Company adequately reserved against potential risks in its receivables portfolio."

"Our franchisees opened 27 new stores during Fiscal 2003," continued Merryman. "This exceeded management's original goal of 25 store openings for the year and increased the total number of Rocky Mountain Chocolate Factory stores in operation to 230 at the end of the fiscal year. We currently expect franchisees to open 25-30 new stores in the fiscal year ending February 29, 2004 and, assuming that the U.S. economy does not deteriorate any further, the Company expects to achieve record earnings in Fiscal 2004".

The Company also announced that it will begin paying quarterly cash dividends on common stock for the first time in its history. On September 16, 2003 an initial quarterly cash dividend of $0.075 per share will be paid on common stock to shareholders of record as of September 2, 2003.

"We have taken steps to reduce expenses and enhance operating efficiencies in order to position the Company for an acceptable level of profitability in the currently uncertain economic environment," stated Frank Crail, Chairman and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. "We believe that future cash flows from operations will permit the payment of significant cash dividends, and the Board of Directors has voted to share these cash flows with our shareholders."

"Our Board of Directors is committed to a sustainable long-term dividend policy, and for this reason we will begin paying quarterly cash dividends at an annualized rate of $0.30 per share, which will provide a 4% yield at current share prices," continued Crail. "Because our company's capital expenditure requirements are modest, we could afford to pay out a higher portion of anticipated earnings in cash dividends, and the Board will monitor future operating results to determine if the dividend payout ratio should be increased in the future."

THE COMPANY WILL HOST A CONFERENCE CALL AT 4:15 P.M. EST TODAY TO DISCUSS THE COMPANY'S PERFORMANCE FOR THE QUARTER AND FISCAL YEAR ENDED FEBRUARY 28, 2003, THE OUTLOOK FOR THE FUTURE AND RELATED ISSUES. SHAREHOLDERS AND OTHER INTERESTED PARTIES MAY PARTICIPATE IN THE CONFERENCE CALL BY DIALING 800-915-4836 A FEW MINUTES BEFORE 4:15 P.M. EST TODAY. A REPLAY WILL BE AVAILABLE TWO HOURS AFTER THE COMPLETION OF THE CONFERENCE CALL FROM MAY 8, 2003 UNTIL MAY 15, 2003 BY DIALING 800-428-6051 FOR PARTICIPANTS IN THE US/CANADA (INTERNATIONAL/LOCAL PARTICIPANTS DIAL 973-709-2089) AND ENTERING THE ACCESS ID NUMBER 292249.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company's common stock is listed on The Nasdaq National Market under the symbol "RMCF".

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company's products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks disclosed in the Company's filings with the Securities and Exchange Commission.

    FOR FURTHER INFORMATION, CONTACT BRYAN J. MERRYMAN COO/CFO (970) 259-0554
                                       OR
    RJ FALKNER & COMPANY, INC., INVESTOR RELATIONS COUNSEL AT (880) 377-9893
                       OR VIA EMAIL AT info@rjfalkner.com

FOOTNOTE 1: EBITDA is defined as earnings before interest, taxes, depreciation, amortization and provision for loss on accounts and notes receivable and related foreclosure costs related to the insolvency of a single franchisee. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance and is a principal basis for valuation. The Company uses EBITDA as a primary measure of the operating performance of the Company. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, cash flow from operating activities as a measure of liquidity, or any other measure determined in accordance with accounting principles generally accepted in the United States of America. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments which are not reflected in EBITDA. Also, other companies that report EBITDA information may calculate EBITDA in a different manner than the Company. The Company has also provided amounts for net income and earnings per share that have been adjusted for the provision for loss on accounts and notes receivable and related foreclosure costs related to the insolvency of a single franchisee because the Company believes it is important to understand its performance adjusted for this non-cash, non recurring event.

The following table reconciles operating income to EBITDA.

                               (in thousands)     Three Months Ended February 28,  Twelve Months Ended February 28,
                                                            2003             2002             2003             2002

Operating income                                    $        416     $        694     $      1,497     $      3,370
    Depreciation and amortization                            202              231              815              905
    Provision for loss on accounts and notes
       receivable and related foreclosure costs               --               --            1,666               --
         EBITDA                                     $        618     $        925     $      3,978     $      4,275

The following table reconciles net income and net income per share (each based upon generally accepted accounting principles, or "GAAP") to adjusted net income and adjusted net income per share.

        (in thousands, except per share data)     Three Months Ended February 28,    Twelve Months Ended February 28,
                                                           2003             2002             2003              2002

Net income                                         $        249     $        424     $        852      $      1,995
    Adjustments:
      Provision for loss on accounts and notes
         receivable and related foreclosure
         costs                                               --               --            1,666                --
      Income tax effect for above adjustment                 --               --             (629)               --
             Adjusted net income                   $        249     $        424     $      1,889      $      1,995

Basic earnings per common share                    $       0.10     $       0.17     $       0.34      $       0.81
    Provision for loss on accounts and notes
       receivable and related foreclosure
       costs, net of tax                                   0.00             0.00             0.42              0.00
Adjusted basic earnings per common share           $       0.10     $       0.17     $       0.76      $       0.81


Diluted earnings per common share                  $       0.09     $       0.16     $       0.32      $       0.76
    Provision for loss on accounts and notes
       receivable and related foreclosure
       costs, net of tax                                   0.00             0.00             0.38              0.00
Adjusted diluted earnings per common share         $       0.09     $       0.16     $       0.70      $       0.76


                                STORE INFORMATION


                                             New stores opened during
                                                  the year ended               Stores open as of
                                                 February 28, 2003             February 28, 2003
                                             ------------------------          -----------------
United States:
     Franchised Stores                                       26                          196
     Company-owned Stores                                     -                            8
                                                            ---                          ---
                                                             26                          204
International Licensed Stores                                 1                           26
                                                            ---                          ---
Total                                                        27                          230
                                                            ===                          ===


                           SELECTED BALANCE SHEET DATA
                                 (in thousands)

                                                                    February 28, 2003               February 28, 2002

Current Assets                                                          $  7,654                         $  7,032
Total assets                                                            $ 16,084                         $ 16,795
Current Liabilities                                                     $  2,873                         $  3,092
Long-Term Debt, Less Current Maturities                                 $  3,073                         $  4,325
Stockholders' Equity                                                    $  9,891                         $  8,821

                                Interim Unaudited
                            STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                        Three Months Ended February 28,       Three Months Ended February 28,
                                               2003               2002               2003               2002

REVENUES
    Factory sales                      $      3,193       $      3,392               66.7%              69.1%
    Royalty and marketing fees                1,019              1,012               21.3%              20.6%
    Franchise fees                               89                 63                1.8%               1.3%
    Retail sales                                489                441               10.2%               9.0%
    Total revenues                            4,790              4,908              100.0%             100.0%

COSTS AND EXPENSES
    Cost of sales                             2,572              2,380               53.7%              48.5%
    Franchise costs                             322                310                6.7%               6.3%
    Sales and marketing                         455                381                9.5%               7.8%
    General and administrative                  575                792               12.0%              16.1%
    Retail operating                            248                120                5.2%               2.5%
    Depreciation and amortization               202                231                4.2%               4.7%
    Total costs and expenses                  4,374              4,214               91.3%              85.9%

INCOME  FROM OPERATIONS                         416                694                8.7%              14.1%

OTHER INCOME (EXPENSE)
    Interest expense                            (42)               (91)              -0.9%              -1.8%
    Interest income                              27                 79                0.6%               1.6%
    Other, net                                  (15)               (12)              -0.3%              -0.2%

INCOME  BEFORE INCOME TAXES                     401                682                8.4%              13.9%

PROVISION  FOR INCOME TAXES                     152                258                3.2%               5.3%

NET INCOME                             $        249       $        424                5.2%               8.6%


BASIC EARNINGS  PER COMMON SHARE       $        .10       $        .17
DILUTED EARNINGS  PER COMMON SHARE     $        .09       $        .16

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING                           2,499,619          2,474,453
DILUTIVE EFFECT OF EMPLOYEE STOCK
    OPTIONS                                 160,634            243,400
WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING, ASSUMING DILUTION        2,660,253          2,717,853

                              STATEMENTS OF INCOME
                      (in thousands, except per share data)

                                                    Year ended February 28,               Year ended February 28,
                                                    2003               2002               2003               2002

REVENUES
    Factory sales                           $     13,905       $     13,619               71.4%              70.1%
    Royalty and marketing fees                     3,768              3,545               19.4%              18.2%
    Franchise fees                                   389                670                2.0%               3.4%
    Retail sales                                   1,399              1,605                7.2%               8.3%
    Total revenues                                19,461             19,439              100.0%             100.0%

COSTS AND EXPENSES
    Cost of sales                                  9,997              9,613               51.4%              49.5%
    Franchise costs                                1,246              1,287                6.4%               6.6%
    Sales and marketing                            1,441              1,293                7.4%               6.6%
    General and administrative                     1,967              2,096               10.1%              10.8%
    Retail operating                                 833                875                4.3%               4.5%
    Depreciation and amortization                    815                905                4.2%               4.7%
    Provision for loss on accounts and
       notes receivable and related
       foreclosure costs                           1,666                 --                8.5%               0.0%
    Total costs and expenses                      17,965             16,069               92.3%              82.7%

INCOME FROM OPERATIONS                             1,496              3,370                7.7%              17.3%

OTHER INCOME (EXPENSE)
    Interest expense                                (297)              (437)              -1.5%%             -2.2%
    Interest income                                  171                275                0.9%               1.4%
    Other, net                                      (126)              (162)              -0.6%              -0.8%

INCOME BEFORE INCOME TAXES                         1,370              3,208                7.1%              16.5%

PROVISION FOR INCOME TAXES                           518              1,213                2.7%               6.2%

NET INCOME                                  $        852       $      1,995                4.4%              10.3%


BASIC EARNINGS PER COMMON SHARE             $        .34       $        .81
DILUTED EARNINGS PER COMMON SHARE           $        .32       $        .76

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING                                2,495,417          2,473,268
DILUTIVE EFFECT OF EMPLOYEE STOCK
    OPTIONS                                      209,939            163,120
WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING, ASSUMING DILUTION             2,705,356          2,636,388